Exhibit 99.1

John B. Sanfilippo & Son, Inc. Reports Fiscal 2025 First Quarter Results

First Quarter Sales Volume Increased 24.5% and Net Sales Increased 18.0% to $276.2M Driven by Snack Bar Sales from the Lakeville Acquisition1

Elgin, IL, October 30, 2024 -- John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced financial results for its fiscal 2025 first quarter ended September 26, 2024.

First Quarter Summary

•
Sales volume increased 18.0 million pounds, or 24.5%, to 91.2 million pounds
•
Net sales increased $42.1 million, or 18.0%, to $276.2 million
•
Gross profit decreased 18.4% to $46.5 million
•
Diluted EPS decreased 33.8% to $1.00 per share

CEO Commentary

“We were encouraged by sales volume increases across all three of our distribution channels in the first quarter. The consumer distribution channel delivered its strongest quarterly sales volume growth (excluding the impact from the Lakeville Acquisition) in the past eight quarters, as the overall core nut and trail mix category continues to stabilize and recover. We remain optimistic that the strategic pricing actions we initiated last quarter will continue to drive positive momentum in our consumer distribution channel. However, the category may be challenged by increasing commodity costs and corresponding selling price increases in the next few quarters,” stated Jeffrey T. Sanfilippo, Chief Executive Officer.

“In addition to the impact from our strategic pricing actions, our profitability in the quarter was impacted by a one-time concession to a snack bar customer due to capacity constraints at our Lakeville facility. We believe these capacity constraints have been resolved. However, we continue to focus on identifying and implementing cost savings and operational efficiencies to enhance our future profitability,” Mr. Sanfilippo concluded.

First Quarter Results

Net Sales

Net sales for the first quarter of fiscal 2025 increased $42.1 million, or 18.0%, to $276.2 million, including approximately $40.5 million of net sales from the Lakeville Acquisition. Excluding the Lakeville Acquisition, net sales increased $1.6 million, or 0.7%. This increase was driven by slight increases in sales volume, defined as pounds sold to customers, and the weighted average sales price per pound.

1 Results include the impact of the acquisition of the TreeHouse Foods snack bar business (the “Lakeville Acquisition”) which was completed on September 29, 2023, the first day of our second fiscal quarter of fiscal 2024.

Sales Volume

Consumer Distribution Channel + 30.8% (+3.4% excluding the impact of the Lakeville Acquisition)

•
Private Brand + 36.1%

The increase in sales volume was primarily driven by the Lakeville Acquisition, which predominantly consists of private brand snack bars. Excluding the impact of the Lakeville Acquisition, sales volume grew by 3.9%. This growth was mainly due to new peanut butter and nutrition bar distribution, as well as increased volumes of mixed nuts and snack and trail mix at a mass merchandising retailer, which resulted mainly from retail pricing adjustments and rotational distributions. Private brand sales volume, including the Lakeville Acquisition, represented approximately 88% of total sales volume in this channel.

•
Branded2 + 5.4%

The increase in sales volume was mainly due to higher sales volume of Southern Style Nuts at a club store, as they returned to normalized inventory levels compared to the same quarter last year.

Commercial Ingredients Distribution Channel + 1.2% (- 0.6% excluding the impact of the Lakeville Acquisition)

The sales volume increase was mainly driven by the Lakeville Acquisition. Excluding the Lakeville Acquisition, sales volume remained relatively unchanged, decreasing by less than one percent.

Contract Manufacturing Distribution Channel + 13.3% (-19.8% excluding the impact of the Lakeville Acquisition)

The increase in sales volume was driven by the increased granola volume processed in our Lakeville facility for a major customer in this channel. Excluding this granola volume, sales volume decreased by 19.8%. This decrease was mainly due to reduced peanut distribution by a major customer, resulting from soft consumer demand. Additionally, the prior year’s comparable quarter was positively impacted by a rotational distribution for a club customer, which did not reoccur in the current quarter.

Gross Profit

Gross profit decreased by $10.5 million to $46.5 million, which includes the $0.4 million positive impact from the Lakeville Acquisition. This decrease was mainly due to lower selling prices caused by competitive pricing pressures and strategic pricing decisions, as well as higher commodity acquisition costs for peanuts and most tree nuts. Additionally, a one-time price concession to a snack bar customer and increased manufacturing spending due to capacity constraints at our Lakeville facility contributed to the overall decrease in gross profit. These factors were partially offset by increased manufacturing efficiencies at our other facilities. Gross profit margin decreased to 16.9% of net sales from 24.4% in the comparable quarter of the previous year. This decrease was primarily due to the reasons noted above and the higher net sales base as a result of the Lakeville Acquisition.

Operating Expenses

Total operating expenses decreased by $2.9 million compared to the prior comparable quarter. Excluding the Lakeville Acquisition, total operating expenses decreased by $4.9 million. This decrease was primarily due to lower advertising expenses and incentive compensation expenses, which was partially offset by an increase in rent expense related to our new distribution center. Total operating expenses, as a percentage of net sales, decreased to 10.7% from 13.9% in the prior comparable quarter, due to the higher net sales base as a result of the Lakeville Acquisition. Excluding the impact of the Lakeville Acquisition, total operating expenses, as a percentage of net sales, decreased to 11.7% from 13.9%, due to the reasons noted above.

Inventory

The value of total inventories on hand at the end of the current first quarter increased by $19.8 million, or 11.3%. This increase was mainly due to $21.1 million of additional inventory associated with the Lakeville Acquisition. Excluding the Lakeville Acquisition, the value of total inventories on hand decreased $1.4 million, or 0.8%, year over year. The weighted average cost per pound of raw nut and dried fruit input stock on hand, excluding the impact of the Lakeville Acquisition, did not change significantly.

2 Includes Fisher recipe nuts, Fisher snack nuts, Orchard Valley Harvest and Southern Style Nuts.

In closing, Mr. Sanfilippo commented, “We will continue to execute on our strategic plan as we navigate through the upcoming fiscal quarters. Moving forward, our main priorities will be to optimize commodity acquisition costs and selling price alignment, drive category growth for snack and trail mix, increase our snack and nutrition bar distribution, and identify additional operational efficiencies. I believe we have the right strategy and a best-in-class team to create long-term shareholder value.”

Conference Call

The Company will host an investor conference call and webcast on Thursday, October 31, 2024, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, please register using the following Participant Registration link: https://register.vevent.com/register/BIdf4da70deef84255952fdc65da1fbc41 Once registered, attendees will receive a dial-in number and their own unique PIN number. This call is also being webcast by Notified and can be accessed at the Company’s website at www.jbssinc.com.

About John B. Sanfilippo & Son, Inc.

Based in Elgin, Illinois, John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit products, snack bars, and dried cheese snacks, that are sold under the Company’s Fisher ®, Orchard Valley Harvest ®, Squirrel Brand ®, Southern Style Nuts ® and Just the Cheese ® brand names and under a variety of private brands.

Upcoming Event

The Company will be presenting at the Southwest IDEAS conference in Dallas, Texas on November 20, 2024. Qualified investors that would like to schedule a meeting with management should contact Three Part Advisors at the phone number below.

Forward Looking Statements

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers, or to customers or in the nut or snack bar categories generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences, including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients; (iii) the impact of any fixed price commitments with customers; (iv) the ability to pass on price increases to customers if and when commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to accurately measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory adjustments, respectively; (vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs (including inflationary costs) and manage shortages in areas such as inputs, transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn leading to decreased consumer demand; (ix) the adverse effect of work slowdowns or stoppages, strikes, boycotts or other types of labor unrest; (x) the adverse effect of litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production, processing or warehouse facilities; (xii) the ability to implement our Long-Range Plan, including growing our branded and private brand product sales, diversifying our product offerings (including by the launch of new products) and expanding into alternative sales channels; (xiii) technology disruptions or failures or the occurrence of cybersecurity incidents or breaches; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xv) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change; and (xvi) our ability to operate and further integrate the acquired snack bar related assets at our Lakeville facility and realize efficiencies and synergies from such acquisition.

Contacts:

Company:	Investor Relations:
Frank S. Pellegrino	John Beisler or Steven Hooser
Chief Financial Officer	Three Part Advisors, LLC
847-214-4138	817-310-8776

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Quarter Ended
	September 26, 2024	September 28, 2023
Net sales	$276,196	$234,105
Cost of sales	229,652	177,083
Gross profit	46,544	57,022
Operating expenses:
Selling expenses	19,839	21,992
Administrative expenses	9,698	10,453
Total operating expenses	29,537	32,445
Income from operations	17,007	24,577
Other expense:
Interest expense	516	227
Rental and miscellaneous expense, net	411	356
Pension expense (excluding service costs)	361	350
Total other expense, net	1,288	933
Income before income taxes	15,719	23,644
Income tax expense	4,060	6,056
Net income	$11,659	$17,588
Basic earnings per common share	$1.00	$1.52
Diluted earnings per common share	$1.00	$1.51
Weighted average shares outstanding
— Basic	11,630,405	11,594,960
— Diluted	11,714,362	11,674,742

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 26, 2024	June 27, 2024	September 28, 2023
ASSETS
CURRENT ASSETS:
Cash	$442	$484	$838
Accounts receivable, net	83,787	84,960	68,363
Inventories	194,565	196,563	174,789
Prepaid expenses and other current assets	8,695	12,078	7,603
	287,489	294,085	251,593

PROPERTIES, NET:	175,377	165,094	137,993

OTHER LONG-TERM ASSETS:
Intangibles, net	17,191	17,572	17,966
Deferred income taxes	3,680	3,130	3,461
Operating lease right-of-use assets	28,034	27,404	6,845
Other assets	7,596	8,290	6,995
	56,501	56,396	35,267
TOTAL ASSETS	$519,367	$515,575	$424,853

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$47,152	$20,420	$6,008
Current maturities of long-term debt	815	737	688
Accounts payable	59,575	53,436	51,922
Bank overdraft	1,315	545	669
Accrued expenses	30,976	50,802	30,014
	139,833	125,940	89,301

LONG-TERM LIABILITIES:
Long-term debt, less current maturities	6,169	6,365	6,924
Retirement plan	26,463	26,154	26,788
Long-term operating lease liabilities	25,167	24,877	5,136
Other	10,932	9,626	9,337
	68,731	67,022	48,185

STOCKHOLDERS' EQUITY:
Class A Common Stock	26	26	26
Common Stock	91	91	91
Capital in excess of par value	136,626	135,691	132,733
Retained earnings	174,220	186,965	155,925
Accumulated other comprehensive income (loss)	1,044	1,044	(204)
Treasury stock	(1,204)	(1,204)	(1,204)
TOTAL STOCKHOLDERS’ EQUITY	310,803	322,613	287,367
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$519,367	$515,575	$424,853